Exhibit 99.1

Amarantus Requests Pre-IND Feedback From FDA for Eltoprazine Phase IIb Parkinson's Disease Levodopa-Induced Dyskinesia Clinical Trial

SAN FRANCISCO and GENEVA, Sept. 29, 2014 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the development of diagnostics and therapeutics for Alzheimer's disease, Parkinson's disease and orphan ophthalmological disorders, today announced it has submitted a request to the FDA for a review and written feedback of the Phase IIb clinical trial design for Eltoprazine in levodopa-induced dyskinesia (LID), a common side effect of levodopa treatment in Parkinson's disease (PD) patients.

''We are very pleased to have submitted this pre-IND review request letter to the FDA as the next step in advancing the clinical development of Eltoprazine in LID," said Gerald E. Commissiong, President & CEO of Amarantus. "We look forward to FDA feedback on our trial design, leading up to a full IND submission for this important therapeutic indication."

About Eltoprazine

Eltoprazine is a small molecule 5HT1a/1b partial agonist in clinical development for the treatment of Parkinson's disease levodopa-induced dyskinesia (PD LID) and Adult ADHD. Eltoprazine has been evaluated in over 600 human subjects to date, with a very strong and well-established safety profile. Eltoprazine was originally developed by Solvay Pharmaceuticals for the treatment of aggression. Upon Solvay's merger with Abbott Pharmaceuticals, the Eltoprazine program was out-licensed to PsychoGenics. PsychoGenics licensed Eltoprazine to Amarantus following successful proof-of-concept trials in PD LID and adult ADHD.

About Parkinson's disease Levodopa-induced dyskinesia (PD LID)

Parkinson's disease is a chronic, progressive motor disorder that causes tremors, rigidity, slowed movements and postural instability. The Parkinson's Disease Foundation estimates that there were approximately one million people living with Parkinson's disease in the United States in 2011. The most commonly-prescribed treatments for Parkinson's disease are levodopa-based therapies. In the body, levodopa is converted to dopamine to replace the dopamine loss caused by the disease. The therapeutic efficacy of levodopa is gradually lost over time, and abnormal involuntary movements, dyskinesias, gradually emerge as a prominent side-effect in response to previously beneficial doses of the drug. Levodopa-induced dyskinesia can be severely disabling, rendering patients unable to perform routine daily tasks.

About Amarantus Bioscience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa-induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for orphan ophthalmological disorders and other indications. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located in offices and labs at Janssen Labs @QB3. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

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Contact:

Amarantus Bioscience Holdings, Inc.
Aimee Boutcher, Investor Relations
408.737.2734 x 101
ir@amarantus.com
Planet Communications
Deanne Eagle, Media Contact
(917) 837-5866